Filed Pursuant To Rule 433

Registration No. 333-180974

May 20, 2013

Gold ETPs WORLD GOLD COUNCIL SPDR® GLD GOLD SHARES Precise in a world that isn’t:

p. 2 Contents ETF Overview Why an Exchange Traded Product for Gold Exposure Important Disclosures The material contained in this presentation is current as of the presentation date, unless otherwise indicated.

ETF Overvuew WORLD GOLD COUNCIL SPDR® GLD GOLD SHARES

p. 4 We’ve Come a Long Way… Then Now STANDARD & POOR’S DEPOSITARY RECEIPTS (“SPDR”) TRUST SERIES 1 and ANY SUBSEQUENT AND SIMILAR SERIES OF THE SPDR TRUST TRUST INDENTURE AND AGREEMENT dated January 22, 1993 Incorporating Standard Teras and Conditions Receipts and subsequent and similar Series of the SPDR Trust Dated as of January 1, 1993 Effective Date January 22, 1993 Between PDR SERVICES CORPORATION, As sponsor and STATE STREET BANK AND TRUST COMPANY, As Trustee

p. 5 Global: 4,920 ETPs and $1.9 trillion in assets The Americas EMEA Asia Pacific Source: Markit, SSgA, as of December 31, 2012. This AUM includes the assets of the SPDR® Gold Trust (approx. $72.6 billion as of 12/31/2012), for which State Street Global Markets, LLC, an affiliate of State Street Global Advisors, serves as the marketing agent. # of ETPs ETP Assets (US$ B) Canada 354 $56.7 USA 1,445 $1,349.4 Latin America 35 $15.1 Total 1,834 $1,421.2 # of ETPs ETP Assets (US$ B) Europe 2,275 $367.8 Middle East and Africa 302 $6.6 Total 2,577 $374.4 # of ETPs ETP Assets (US$ B) Asia ex- Japan 391 $87.4 Japan 118 $49.0 Total 509 $136.4 CMIBG-0226 The Global ETP Market Represents More Than $1.9 Trillion in Assets IBG-6759

US ETF Market Diversification

Investors have access to a wide range of ETFs across various asset classes



Dec. 2012: Commodity ETFs now comprise 9% of the market
Nov. 2004: Launch of the first commodity ETF
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Assets ($ MIL)
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
Year
US Equity
Commodity
Currency
Fundamental
Fixed Income
Global/International
Specialty

Source: Bloomberg, L.P., SSgA, as of December 31, 2012.

WORLD GOLD COUNCIL

SPDR GLD GOLD SHARES

p. 6

IBG-6759

p. 7 An ETF, like a mutual fund, is a SEC-registered investment company that trades on an exchange and provides exposure to an underlying pool of securities or other assets. An ETF has the following characteristics: What are ETFs * Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Like a single security –Intraday pricing –Trades on an exchange Like an index mutual fund –Transparency –Low expenses* –Low turnover –Tax efficient Differences from single securities and mutual funds –Creation/redemption process IBG-6912

p. 8 Benefits of ETFs — Precise Investment Control Easy Diversification –ETFs provide exposure to broad market segments (domestic and international equities, fixed income, etc.) encompassing a wide range of assets classes, equity market capitalizations, styles and sectors Transparency –Investors gain a clear view of holdings through daily disclosure of underlying portfolio composition Liquidity and Trading Flexibility –Like stocks, ETF shares are bought and sold daily at their current market price through brokerage accounts* Advanced Trading Techniques –Provide options for implementing investment strategies –Ability to employ a wide range of trading techniques, including limit orders, stop loss orders and short selling * Certain securities may trade in limited volume or may not have an active trading market. Therefore, there is the risk that it may not be possible to sell the investment at a particular time for an acceptable price. Diversification does not ensure a profit or guarantee against loss. IBG-6912

p. 9 Benefits of ETFs — Precise Cost Control Low Costs* –Due to low turnover of most ETFs, and considering the indexes they track, transaction costs are generally minimal Tax Efficiency –In-kind redemption process helps minimize the distribution of realized capital gains to shareholders * Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. IBG-6912

p. 10 Why an Exchange Traded Product for Gold Exposure

p. 11 ETF Creation/Redemption Buyers Sellers Primary Market Secondary Market Underlying Asset (400 oz. London Good Delivery Bars) ETF Shares Stock Exchange ETF Shares (In-kind transfer) Authorized Participant SPDR Gold Trust AP acquires gold, transfers to Custodian T+2, ETF shares released T+3 CMIBG-0308

p. 12 Other Drivers of Creation Redemption Activity CMIBG-0308 Clearing Firm Stock Loan Arbitrage Proprietary Trading Customer Facilitation Program Trading Authorized Participant US Registered, self-clearing broker/dealer

p. 13 Why an Exchange Traded Fund for Gold Exposure Gold ETFs backed by physical gold offer investors a relatively cost efficient and secure way to access the gold market. –Gold ETFs are designed to track the price of gold (not an index or futures), net of expenses –Each gold ETF share represents a fractional undivided interest in the fund –The gold held in gold ETFs are the property of the fund; and is never traded, leased or loaned –Gold ETF assets consist of 100% allocated gold –Gold ETFs are listed on exchanges such as the NYSE Arca, and may be cross-listed in other markets –Gold ETFs are available to be bought and sold throughout the trading day, like any other stock

p. 14 Important Disclosures IBG-7500

p. 15 Disclosures FOR PUBLIC USE. IMPORTANT RISK INFORMATION As with all investments, investing in gold entails risk. There can be no assurance that gold will maintain its long-term value in terms of purchasing power in the future or that gold will continue to exhibit low to negative correlation with other asset classes. You could loose money by investing in gold. ETF trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Although shares of GLD have historically been readily tradable on securities exchanges, there can be no assurance that an active trading market will be maintained. Diversification does not ensure profit or guarantee against loss. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. This presentation is provided solely for general information and educational purposes. It is not, and should not be construed as, an offer to buy or sell, or as a solicitation of an offer to buy or sell, gold, any gold related products or any other products, securities or investments. It does not, and should not be construed as acting to, sponsor, advocate, endorse or promote gold, any gold related products or any other products, securities or investments. This presentation does not purport to make any recommendations or provide any investment or other advice with respect to the purchase, sale or other disposition of gold, any gold related products or any other products, securities or investments, including without limitation, any advice to the effect that any gold related transaction is appropriate for any investment objective or financial situation of a prospective investor. A decision to invest in gold, any gold related products or any other products, securities or investments should not be made in reliance on any of the statements in this presentation. Before making any investment decision, prospective investors should seek advice from their financial advisers, take into account their individual financial needs and circumstances and carefully consider the risks associated with such investment decision. While the accuracy of any information communicated herewith has been checked, neither the World Gold Council nor any of its affiliates can guarantee such accuracy. In no event will the World Gold Council or any of its affiliates be liable for any decision made or action taken in reliance on the information in this presentation or for any consequential, special, punitive, incidental, indirect or similar damages arising from, related to or connected with this presentation even if notified of the possibility of such damages. Expressions of opinion are those of the author and are subject to change without notice.

p. 16 Disclosures (Continued) Important Information Relating to SPDR Gold Trust: The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866- 320-4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon he sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The MSCI Emerging Markets Index, MSCI EAFE Index and the MSCI US are trademarks of Morgan Stanley Capital International. S&P® GSCI® is a trademark of Standard & Poor’s Financial Services, LLC. and has been licensed for use by Goldman, Sachs & Co. All information provided herein regarding JPMorgan Index products (referred to herein as “Index” or “Indices”), including without limitation, the levels of the Indices, is provided for informational purposes only and nothing herein constitutes, or forms part of, an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction, or a valuation or price for any product referencing the Indices. Nor should anything herein be construed as a recommendation to adopt any investment strategy or as legal, tax of accounting advice. “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. STANDARD & POOR’S, S&P and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 866.320.4053 www.spdrgoldshares.com IBG-8589 Exp. Date: 6/30/2013

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.